EXHIBIT 11
                          STATEMENT RE COMPUTATION OF
                               PER SHARE EARNINGS

                                MEDTRONIC, INC.
                                  (Unaudited)
                                 (in thousands)


                                      Three months ended     Six months ended
                                      ------------------     ----------------
                                      Oct. 27,  Oct. 28,    Oct. 27,   Oct. 28,
                                        1995     1994         1995      1994
                                      -------   -------      -------   -------

        PRIMARY
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Shares outstanding:
 Weighted average outstanding         231,159   229,760      231,104   230,416
 Share equivalents (1)(2)               4,792     3,008        4,474     2,612
                                      -------   -------      -------   -------
    Adjusted shares outstanding (2)   235,951   232,768      235,578   233,028
                                      =======   =======      =======   =======



        FULLY DILUTED
----------------------------------
Shares outstanding:
  Weighted average outstanding        231,159   229,760      231,104   230,416
  Share equivalents (1)(2)              5,380     3,570        5,380     3,570
                                      -------   -------      -------   -------
    Adjusted shares outstanding (2)   236,539   233,330      236,484   233,986
                                      =======   =======      =======   =======

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(1)  Share equivalents consist primarily of nonqualified stock options.

(2) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.